Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth certain unaudited pro forma condensed combined financial information giving effect to the planned merger of Lam Research and KLA-Tencor. The unaudited pro forma condensed combined financial information set forth below has been presented for informational purposes only. The pro forma information is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. Certain terms used herein are defined under the caption “Helpful Definitions.”

The unaudited pro forma condensed combined balance sheet assumes that the merger took place on March 27, 2016 and combines Lam Research’s March 27, 2016 consolidated balance sheet with KLA-Tencor’s March 31, 2016 consolidated balance sheet.

The unaudited pro forma condensed combined statement of operations for the fiscal year ended June 28, 2015 assumes that the merger took place on June 30, 2014. Lam Research’s audited consolidated statement of operations for the fiscal year ended June 28, 2015 has been combined with KLA-Tencor’s audited consolidated statement of operations for the fiscal year ended June 30, 2015.

The unaudited pro forma condensed combined statement of operations for the nine months ended March 27, 2016 also assumes that the merger took place on June 30, 2014. Lam Research’s unaudited consolidated statement of operations for the nine months ended March 27, 2016 has been combined with KLA-Tencor’s unaudited consolidated statement of operation for the nine months ended March 31, 2016.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the merger; (2) factually supportable; and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of Lam Research and KLA-Tencor for the applicable periods:

•	Separate historical financial statements of Lam Research as of and for the year ended June 28, 2015 and the related notes included in Lam Research’s Annual report on Form 10-K for the year ended June 28, 2015;

•	Separate historical financial statements of KLA-Tencor as of and for the year ended June 30, 2015 and the related notes included in Exhibit 99.1 to this Current Report on Form 8-K;

•	Separate historical financial statements of Lam Research as of and for the nine months ended March 27, 2016 and the related notes included in Lam Research’s Quarterly Report on Form 10-Q for the period ended March 27, 2016; and

•	Separate historical financial statements of KLA-Tencor as of and for the nine months ended March 31, 2016 and the related notes included in Exhibit 99.2 to this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting under existing GAAP standards, which are subject to change and interpretation. Lam Research has been treated as the acquiror in the merger for accounting purposes. The acquisition accounting is dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

The unaudited pro forma combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the merger, the costs to combine the operations of Lam Research and KLA-Tencor or the costs necessary to achieve any of the foregoing cost savings, operating synergies and revenue enhancements.

Lam Research Corporation and KLA-Tencor Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended June 28, 2015

(in thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Lam	KLA-Tencor
Revenue	$5,259,312	$2,814,049	$(129,390)	A, B	$7,943,971
Cost of goods sold	2,974,976	1,215,229	255,963	A, B, C, D, E	4,446,168

Gross margin	2,284,336	1,598,820	(385,353)		3,497,803
Research and development	825,242	530,616	6,139	C, D, E	1,361,997
Selling, general and administrative	591,611	406,864	358,454	C, D, E	1,356,929
Goodwill impairment	79,444	—	—		79,444

Total operating expenses	1,496,297	937,480	364,593		2,798,370

Operating income	788,039	661,340	(749,946)		699,433
Interest expense	(73,682)	(106,009)	(139,406)	F, G, H	(319,097)
Other (expense) income, net	26,493	(121,200)	—		(94,707)

Income before income taxes	740,850	434,131	(889,352)		285,629
Income tax (expense) benefit	(85,273)	(67,973)	235,572	J	82,326

Net income	$655,577	$366,158	($653,780)		367,955

Net income per share:
Basic	$4.11	$2.26		K	$1.52

Diluted	$3.70	$2.24		K	$1.41

Number of shares used in per share calculations:
Basic	159,629	162,282			241,463
Diluted	177,067	163,701			259,969

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Lam Research Corporation and KLA-Tencor Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended March 27, 2016

(in thousands, except per share data)

	Historic		Pro Forma Adjustments		Pro Forma Combined
	Lam	KLA-Tencor
Revenue	$4,339,632	$2,065,322	$90,899	A, B	$6,495,853
Cost of goods sold	2,419,494	825,823	269,289	A, B, C, D, E	3,514,606

Gross margin	1,920,138	1,239,499	(178,390)		2,981,247
Research and development	676,457	353,804	(1,725)	C, D, E	1,028,536
Selling, general and administrative	478,666	275,602	236,712	C, D, E , I	990,980

Total operating expenses	1,155,123	629,406	234,987		2,019,516

Operating income	765,015	610,093	(413,377)		961,731
Interest expense	(74,124)	(91,998)	(92,325)	F, G, H	(258,447)
Other (expense) income, net	(12,766)	11,610	—		(1,156)

Income before income taxes	678,125	529,705	(505,702)		702,128
Income tax (expense) benefit	(23,015)	(96,824)	112,532	J	(7,307)

Net income	$655,110	$432,881	$(393,170)		$694,821

Net income per share:
Basic	$4.13	$2.78		K	$2.93

Diluted	$3.76	$2.76		K	$2.73

Number of shares used in per share calculations:
Basic	158,605	155,921			237,259
Diluted	174,329	156,797			254,051

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 6—Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations.

Lam Research Corporation and KLA-Tencor Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

March 27, 2016

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Lam	KLA-Tencor
ASSETS
Current assets:
Cash and cash equivalents	$2,232,021	$925,974	$(1,427,161)	A	$1,730,834
Short-term investments	2,306,718	1,315,336	—		3,622,054
Accounts receivable, net	1,236,617	624,818	(881)	R	1,860,554
Inventories	934,932	721,493	648,000	B	2,304,425
Prepaid expenses and other current assets	231,277	318,852	(193,794)	C, D	356,335

Total current assets	6,941,565	3,906,473	(973,836)		9,874,202
Property and equipment, net	664,424	287,874	157,980	E	1,110,278
Restricted cash and investments	227,838	—	—		227,838
Goodwill	1,386,559	335,205	5,233,382	F	6,955,146
Intangible assets, net	612,779	5,625	5,804,375	G	6,422,779
Other assets	191,097	246,925	(49,485)	C, D	388,537

Total assets	$10,024,262	$4,782,102	$10,172,416		$24,978,780

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$373,164	$126,322	$—		$499,486
Accrued expenses and other current liabilities	655,945	626,331	(36,686)	M, Q, S	1,245,590
Deferred profit	334,095	245,039	(75,582)	H, R, S	500,552
Current portion of long-term debt	978,982	—	369,500	I	1,348,482

Total current liabilities	2,342,186	997,692	254,232		3,594,110
Long-term liabilities:
Long-term debt	1,407,250	3,097,306	3,361,374	I, L, N, O	7,865,930
Income taxes payable	266,681	61,504	—		328,185
Other long-term liabilities	137,017	149,028	1,361,054	D, H	1,647,099

Total liabilities	4,153,134	4,305,530	4,976,660		13,435,324
Temporary equity, convertible notes	178,789	—	—		178,789
Stockholders’ equity:
Common stock	159	156	5,694,431	J, K	5,694,746
Additional paid-in capital	5,559,205	424,318	(369,077)	P, Q	5,614,446
Treasury stock, at cost	(4,420,356)	—	—		(4,420,356)
Accumulated other comprehensive loss	(55,890)	(43,023)	43,023	J	(55,890)
Retained earnings (accumulated deficit)	4,609,221	95,121	(172,621)	D, J, M	4,531,721

Total Stockholders’ equity	5,692,339	476,572	5,195,756		11,364,667

Total liabilities and Stockholders’ equity	$10,024,262	$4,782,102	$10,172,416		$24,978,780

See the accompanying notes to the unaudited pro forma condensed combined financial statements, which are an integral part of these statements. The pro forma adjustments are explained in Note 7—Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Description of Transaction

On October 20, 2015, Lam Research entered into an Agreement and Plan of Merger and Reorganization with KLA-Tencor, under which KLA-Tencor will ultimately become a direct or indirect wholly-owned subsidiary of Lam Research.

As a result of the merger, Lam Research will pay cash and issue common stock and equity-based awards, subject to certain exceptions, as follows:

•	Each KLA-Tencor stockholder may elect to receive, for all shares of KLA-Tencor common stock held, one of the following forms of merger consideration, which will be payable on a per share basis, and is collectively referred to as the “merger consideration”:

•	“mixed consideration,” consisting of 0.5 shares of Lam Research common stock and $32.00 in cash;

•	“all-stock consideration,” consisting of (1) a number of shares of Lam Research common stock equal to 0.5 plus (2) a number of shares of Lam Research common stock equal to $32.00 divided by the five-trading day VWAP, subject to proration; or

•	“all-cash consideration,” consisting of (1) $32.00 in cash plus (2) an amount in cash equal to 0.5 times the five-trading day VWAP, subject to proration;

•	each then-unvested KLA-Tencor RSU (including performance-based restricted stock units) that is held by a continuing service provider will be converted into a Lam Research RSU with economically equivalent terms as applied immediately prior to the effective time of the merger;

•	each share of KLA-Tencor common stock underlying KLA-Tencor RSUs that is vested (after taking into account any acceleration of vesting that occurs at the effective time of the merger) but as to which such share of stock has not yet been issued will be issued as of immediately prior to the effective time of the merger, treated as KLA-Tencor common stock in the merger and converted into the right to receive the merger consideration; and

•	each KLA-Tencor stock option will be cancelled and converted into the right to receive an amount of cash (without interest) equal to the product of (a) the number of shares of KLA-Tencor common stock subject to such KLA-Tencor stock option multiplied by (b) (i) the all-cash consideration less (ii) the exercise price per share for such KLA-Tencor option.

At the effective time of the merger, each KLA-Tencor RSU that is unvested and held by an individual who is not a continuing service provider will be cancelled without payment of any consideration.

Lam Research has entered into (1) a senior unsecured term loan agreement which provides up to $1.53 billion in term loans, subject to certain conditions; and (2) a debt commitment letter which provides for a senior unsecured 364-day bridge facility in a principal amount of up to $2.67 billion, subject to certain conditions. Lam Research has also entered into an amendment and restatement of its existing revolving credit agreement pursuant to which, among other things, the revolving lenders agreed to increase their aggregate commitments under the revolving credit agreement from $300 million to $750 million.

Lam Research intends to fund the cash component of the merger consideration and related fees and expenses and to prepay KLA-Tencor’s term loans of approximately $616 million with a combination of approximately $1.5 billion of the combined companies’ balance sheet cash and proceeds of approximately $4.2 billion under the term loans, the revolving credit agreement and from the issuance of debt securities or, to the extent necessary, borrowings under the bridge facility. In connection with the merger, we expect to offer to holders of KLA-Tencor’s outstanding $2.5 billion aggregate principal amount of senior unsecured notes, referred to as the KLA-Tencor Senior Notes, new series of Lam Research senior unsecured notes in exchange for the KLA-Tencor Senior Notes.

Lam Research is pursuing financing that would replace financing available under the bridge facility.

Completion of the merger is subject to certain closing conditions, including but not limited to receipt of all required regulatory approvals, and other customary conditions. On February 19, 2016, at special meetings of the stockholders of Lam Research and KLA-Tencor, respectively, Lam Research’s stockholders approved the issuance of common stock to KLA-Tencor stockholders in connection with the merger and KLA-Tencor’s stockholders adopted the merger agreement, satisfying two of the conditions to closing. The merger agreement contains certain termination rights for both Lam Research and KLA-Tencor and further provides that, Lam Research or KLA-Tencor, as applicable, may be required to pay a termination fee of $290 million.

Subsequent to the periods presented within the pro forma financial statements, the Lam Research’s Senior Convertible Notes due 2016 (the “2016 Notes”) matured on May 15, 2016. Lam Research paid approximately $451.6 million in settlement of the notes and did not issue any shares of its common stock in respect of the 2016 Notes on a net basis as a result of the exercise of an associated convertible note hedge. Settlement of the convertible note hedge resulted in Lam Research receiving 771 shares of its common stock on a net basis and a de minimis amount of cash in lieu of fractional shares.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and was based on the historical financial statements of Lam Research and KLA-Tencor. All unaudited pro forma condensed combined financial statements use Lam Research’s period end dates.

The acquisition method of accounting is based on Accounting Standards Codification (ASC) Topic 805, Business Combinations, which uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements and Disclosures.

ASC Topic 805 requires, among other things, that assets and liabilities acquired be recognized at their fair values as of the acquisition date. Financial statements of Lam Research issued after completion of the merger will reflect such fair values, measured as of the acquisition date, which may be different than the estimated fair values included in these unaudited pro forma condensed combined financial statements. The financial statements of Lam Research issued after the completion of the merger will not be retroactively restated to reflect the historical financial position or results of operations of KLA-Tencor. In addition, ASC Topic 805 establishes that the consideration transferred be measured at the closing date of the merger at the then-current market price, which will likely result in a purchase price that is different from the amount assumed in these unaudited pro forma condensed combined financial statements.

ASC Topic 820, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers unrelated to Lam Research in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Lam Research may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Lam Research’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs (such as advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred and are excluded from the unaudited pro forma condensed combined statements of operations. Such costs will be expensed in the historical statements of operations in the period incurred. Lam Research and KLA-Tencor expect to incur total acquisition-related transaction costs of approximately $55.0 million and $64.6 million, respectively.

3. Accounting Policies

As part of preparing the unaudited pro forma condensed combined financial statements, Lam Research conducted an initial review of the accounting policies of KLA-Tencor to determine if differences in accounting policies require recasting or reclassification of results of operations or reclassification of assets or liabilities to conform to Lam Research’s accounting policies and classifications. Management’s assessment is ongoing and, at the time of preparing the pro forma financial statements, other than the adjustments and reclassifications made herein, management is not aware of any other material differences.

As a result of the preliminary analysis, Lam Research identified certain adjustments to conform KLA-Tencor’s accounting policies to those of Lam Research relative to the timing of systems revenue recognition and associated costs as it relates to customer acceptance criteria. Management has also identified certain reclassifications necessary to conform KLA-Tencor’s financial statement presentation to that of Lam Research. These reclassifications and adjustments made in the preparation of the unaudited pro forma condensed combined financial statements are presented in Notes 6 and 7.

Upon consummation of the merger, Lam Research will perform a more comprehensive review of KLA-Tencor’s accounting policies in an effort to determine if additional differences in accounting policies and/or financial statement classification exist. As a result of that review, Lam management may identify differences that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

4. Estimate of Consideration Expected to be Transferred

The following is a preliminary estimate of consideration expected to be transferred to effect the acquisition of KLA-Tencor:

(in thousands, except per share amounts)	Conversion Calculation	Estimated Fair Value
KLA-Tencor outstanding stock at March 31, 2016	155,708,389
KLA-Tencor vested stock awards	9,060

Total KLA-Tencor Shares	155,717,449

Exchange ratio	0.50

Lam common stock to be issued	77,858,725

Per share price of Lam common stock as of May 17, 2016	$73.14
Estimated fair value of Lam common stock to be issued		$5,694,587
Cash to be paid		4,983,108
Cash paid on behalf of KLA-Tencor to terminate existing term loans		616,250
Vested restricted stock units and performance restricted stock units consideration		50,355

Estimated purchase price consideration (1)		$11,344,300

(1)	The estimated consideration expected to be transferred reflected in these unaudited pro forma condensed combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is completed. In accordance with ASC Topic 805, the fair value of equity securities issued as part of the consideration transferred will be measured on the closing date of the merger at the then-current market price. This requirement will likely result in a per share equity component different from the $73.14 closing price of Lam Research common stock on May 17, 2016 that is assumed in these unaudited pro forma condensed combined financial statements, and that difference may be material. Lam Research believes that an increase or decrease by as much as 10% in the Lam Research common stock price on the closing date of the merger from the common stock price assumed in these unaudited pro forma condensed combined financial statements is reasonably possible based upon the recent history of Lam Research’s common stock price. A change in the estimated fair value of Lam Research’s share price of 10% would increase or decrease the consideration paid as follows, with a corresponding increase or decrease in the goodwill recorded in connection with the merger.

Sensitivity of common stock price

% change in common stock price	-10%	10%
Stock price	$—	$—
Change in consideration transferred	$(573,980)	$573,895

5. Estimate of Assets to be Acquired and Liabilities to be Assumed

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Lam Research in the merger, reconciled to the estimate of consideration expected to be transferred:

(in thousands)
Net book value of assets acquired as of March 31, 2016	$476,572
Less: write off of existing KLA-Tencor goodwill	(335,205)
Less: write off of existing KLA-Tencor term loans	616,250
Add: KLA-Tencor intangible assets	(5,625)

Adjusted net book value of assets acquired as of March 31, 2016	751,992

Adjustments:
Property and equipment	157,980
Identifiable intangible assets	5,804,683
Inventory	648,000
Debt issuance costs	(15,529)
Deferred revenue	210,104
Deferred taxes	(1,672,922)
Debt fair value adjustment	(108,595)
Goodwill	5,568,587

Total net assets acquired	$11,344,300

The preliminary valuation of assets acquired and liabilities assumed performed for the purposes of these unaudited pro forma condensed combined financial statements was primarily limited to the identification and valuation of intangible assets, property and equipment, inventory, deferred revenue and taxes. Lam Research believes this was an appropriate approach based on a review of similar acquisitions, which appeared to indicate that the most significant and material portion of the purchase price would be allocated to identifiable intangible assets. Lam Research will continue to refine its identification and valuation of assets to be acquired and the liabilities to be assumed as further information becomes available.

The following is a discussion of the adjustments made to KLA-Tencor’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Property and equipment: As of the effective time of the merger, property, equipment and software is required to be measured at fair value, unless those assets are classified as held-for-sale on the acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, the fair value of property and equipment has been determined primarily through the use of either the sales comparison method or the depreciated replacement cost method. The sales comparison method is a form of the “market approach” in which the value of the asset is estimated based on the market price of an asset of comparable features such as location and size. The depreciated replacement cost method is a form of the “cost approach” in which the value of the asset is estimated based on the cost to replace the asset with an asset of comparable utility and adjusting for physical deterioration, functional obsolescence and economic obsolescence.

Lam Research does not have sufficient information at this time as to the specific types, nature, age, condition or location of these assets to perform a final valuation. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, such as KLA-Tencor’s balance sheet, fixed asset register, high-level discussions with company management, real estate information and certain other high-level assumptions, the fair value of property and equipment were estimated by Lam Research management and were as follows:

(in thousands, except years)	Estimated Average Useful Lives (years)	Estimated Fair Value March 27, 2016
Land	-	$35,000
Buildings and improvements	20 - 40	120,000
Leasehold improvements	8 - 12	105,000
Machinery and equipment	3 - 8	145,900
Computer & office equipment	2 - 5	19,000
Computer software	2 - 5	6,400
Furniture & fixtures	6 - 8	9,600
Construction in progress	-	4,954

Total		$445,854

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements.

Intangible assets: As of the effective time of the merger, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents their highest and best use. Based on internal assessments as well as discussions with KLA-Tencor, Lam Research identified the following significant intangible assets: customer relationships, technology, and in-process research and development.

For purposes of these unaudited pro forma condensed combined financial statements, the fair value of these intangible assets has been determined primarily through the use of the “income approach,” which requires an estimate or forecast of all the expected future cash flows through the use of either the multi-period excess earnings method or the relief-from-royalty method.

At this time, Lam Research does not have sufficient information as to the amount, timing and risk of the estimated future cash flows needed to perform a final valuation of customer relationships, technology, backlog, or in-process research and development. Some of the more significant assumptions inherent in the development of estimated cash flows, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of revenue, sales and marketing expenses, working capital, capital expenditures and contributory asset charges) and the discount rate selected to measure the risks inherent in the projections of future cash flows. However, for the purposes of these unaudited pro forma condensed combined financial statements, using currently available information, such as KLA-Tencor’s historical and projected revenues, customer attrition rates, cost structure and certain other high-level assumptions, the fair value of the customer relationships, technology, backlog, and in-process research and development were estimated by Lam Research management.

These preliminary estimates of fair value and weighted-average useful life will likely be different from the final acquisition accounting, and the difference could have a material impact on the accompanying pro forma condensed combined financial statements. Once Lam Research has full access to the specifics of KLA-Tencor’s intangible assets, additional insight will be gained that could impact: (i) the estimated total value assigned to intangible assets, and (ii) the estimated useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to Lam Research only upon access to additional information and/or changes in such factors that may occur prior to the effective time of the merger. For each $100 million change in the fair value of identifiable intangible assets, there could be an annual change in amortization expense—increase or decrease—of approximately $12.7 million ($3.2 million per quarter), assuming a weighted-average useful life of 8 years.

Inventory: As of the effective time of the merger, inventory is required to be measured at fair value. KLA-Tencor’s inventory consists of raw materials, work in process, finished goods and spare parts. For purposes of these unaudited pro forma condensed combined financial statements, the preliminary fair value of inventory has been determined based on currently available information and certain high-level assumptions and may be different from the final acquisition accounting, and the difference could have an impact on the accompanying pro forma condensed combined financial statements. Raw materials were valued based on KLA-Tencor’s current net book values. Work in process, finished goods and spare parts were valued using the comparative sales method, which estimates the expected sales price of the subject inventory, reduced for all costs expected to be incurred in its completion (for work in process), disposition and a profit on those efforts.

Deferred revenue: Deferred revenue in the context of a business combination represents an obligation to provide future products or services to a customer when payment for such products or services has been made prior to the products being delivered or services being rendered. A certain portion of KLA-Tencor’s deferred revenue is for tools that have been delivered to the customer and for which KLA-Tencor is awaiting installation or customer acceptance. Therefore there are only minimal future costs required to secure customer acceptance of the tools. Accordingly, Lam Research reduced the balance of deferred revenue as of March 27, 2016 by $210.1 million for the preliminary estimate of the portion of deferred revenue for which future costs exists.

Debt: As of the effective time of the merger, debt is required to be measured at fair value. The fair value of KLA-Tencor’s notes payable have been determined using readily available market information. It has been preliminarily determined that book value approximates fair value. In addition, Lam Research intends to extinguish KLA-Tencor’s term loans at transaction close.

Deferred income taxes: As of the effective time of the merger, Lam Research will provide deferred taxes and other tax adjustments as part of the accounting for the acquisition, primarily related to the estimated fair value adjustments for acquired intangibles. The $1.7 billion net increase to deferred tax liabilities included in the unaudited pro forma condensed combined balance sheet reflects the summation of those adjustments. These estimates are based on a preliminary valuation and are subject to further review by Lam Research’s management, which may result in material adjustments at the closing date of the merger.

To account for the combined results, Lam Research has decreased the pro forma combined provision for income taxes by $235.6 million for the year ended June 28, 2015 and decreased the pro forma combined provision for income taxes by $112.5 million for the nine months ended March 27, 2016.

Other assets/liabilities: Adjustments to KLA-Tencor’s remaining assets and liabilities may also be necessary, however at this time Lam Research has limited knowledge as to the specific details and nature of those assets and liabilities necessary in order to make adjustments to those values. However, since the majority of the remaining assets and liabilities are current assets and liabilities, Lam Research believes that the current KLA-Tencor book values for these assets represent reasonable estimates of fair value or net realizable value, as applicable. Lam Research does not anticipate that the actual adjustments for these assets and liabilities on the closing date will be materially different.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but rather subject to an annual fair value impairment test.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations:

The following reclassifications have been made in the presentation of the historical consolidated financial statements to conform to the combined presentation:

•	$131.7 million of loss on extinguishment of debt and other, net to other expense (income), net for the year ended June 28, 2015. There was no loss on extinguishment of debt and other, net realized in the nine months ended March 27, 2016.

•	$74.1 million and $73.7 million of other expense, net to interest expense for the nine months ended March 27, 2016 and year ended June 28, 2015, respectively.

(A)	Conforming Accounting Policies—Adjustment to conform KLA-Tencor’s accounting policies to those of Lam Research relative to the timing of systems revenue recognition and associated costs as it relates to customer acceptance criteria. KLA-Tencor’s revenue recognition policy differs from Lam Research’s in that KLA-Tencor recognizes systems revenue upon installation and title transfer when there is a history of meeting defined acceptance experience levels for both the customer and specific equipment type; whereas Lam Research defers recognizing systems revenue until customer acceptance.

	Year Ended June 30, 2015	Nine Months Ended March 27, 2016
	(in thousands)
Revenue	$(124,989)	$100,576
Cost of sales	(48,746)	39,225

Gross margin	$(76,243)	$61,351

(B)	Inter-company transactions—To eliminate revenue and cost of goods sold resulting from transactions occurring between Lam Research and KLA-Tencor.

(C)	Intangible amortization—To eliminate historical amortization expense related to KLA-Tencor’s existing intangible assets and to reflect amortization of acquired intangible assets based on the preliminary estimated fair values and useful lives expected to be recorded as a result of the merger. For estimated intangible asset values and the estimated associated useful lives, see footnote (G) in Note 7.

(in thousands)	Year Ended June 28, 2015	Nine Months Ended March 27, 2016
Eliminate KLA-Tencor historical amortization
Cost of goods sold	$(9,944)	$(3,607)
Research & development	$(3,049)	$(725)
Selling, general and administrative	(2,809)	(1,938)

	$(15,802)	$(6,270)

New intangible asset amortization
Cost of goods sold	$321,108	$240,831
Selling, general and administrative	392,856	294,642

	$713,964	$535,473

Pro Forma amortization adjustment
Cost of goods sold	$311,164	$237,224
Research & development	$(3,049)	$(725)
Selling, general and administrative	390,047	292,704

	$698,162	$529,203

(D)	Depreciation—To eliminate historical depreciation expense related to KLA-Tencor’s property and equipment based on historical cost and to reflect new depreciation expense based on the preliminary estimated fair values and useful lives of property and equipment to be acquired. For estimated property and equipment values and the estimated associated useful lives, see Note 5—Estimate of Assets to be Acquired and Liabilities to be Assumed.

(in thousands)	Year Ended June 28, 2015	Nine Months Ended March 27, 2016
Eliminate KLA-Tencor historical depreciation
Cost of goods sold	$(13,240)	$(8,959)
Research and development	(18,163)	(13,804)
Selling, general and administrative	(24,447)	(17,514)

	$(55,850)	$(40,277)

New intangible asset depreciation
Cost of goods sold	$11,032	$8,274
Research and development	15,135	11,351
Selling, general and administrative	20,371	15,278

	$46,538	$34,903

Pro Forma depreciation adjustment
Cost of goods sold	$(2,208)	$(685)
Research and development	$(3,028)	$(2,453)
Selling, general and administrative	$(4,076)	$(2,236)

	$(9,312)	$(5,374)

(E)	Stock-based compensation expense—To eliminate the historical stock-based compensation expense related to KLA-Tencor’s existing equity awards and reflect new stock-based compensation expense based on the preliminary estimated fair values and vesting periods of equity awards expected to be assumed by Lam Research as a result of the merger.

(F)	Historical interest expense—To eliminate historical interest expense related to the KLA-Tencor term loans that will be extinguished at, or near, the date of the merger.

(G)	New interest expense—To record new interest expense and amortization of deferred financing fees associated with the anticipated debt financing to partially finance the acquisition.

	Pro Forma
	Year Ended June 28, 2015	Nine Months Ended March 27, 2016
	(in thousands)
Interest expense on debt financing	$141,640	$97,731

A sensitivity analysis on interest expense for the year ended June 28, 2015 and the nine months ended March 27, 2016 has been performed to assess the effects of a change of 12.5 basis points of the hypothetical interest rate would have on the debt financing. Stated interest rates related to the new debt financing are as follows:

Stated Interest Rate
Term Loan Tranche 1	Adjusted LIBOR + 1.25%
Term Loan Tranche 2	Adjusted LIBOR + 1.125%
Revolving Credit Facility	Adjusted LIBOR + 1.00%

The following table shows the change in interest expense for the debt financing:

	Pro Forma
	Year Ended June 28, 2015	Nine Months Ended March 27, 2016
Change in interest expense assuming	(in thousands)
Increase of 0.125%	$(2,000)	$(1,000)
Decrease of 0.125%	2,000	$1,000

(H)	Interest expense— To reflect new interest expense based on the preliminary estimated fair values of the KLA-Tencor Senior Notes to be acquired.

(I)	Transaction costs— To reverse costs of approximately $33.6 million recorded in the historical statements of operations, which were directly related to the transaction, as they are not expected to have a continuing impact beyond the next twelve months. To the extent that Lam Research or KLA-Tencor incur such costs in the future they will be expensed in the statements of operations of the respective companies in the periods incurred.

(J)	Income tax expense—This represents the tax effect of adjustments to income before income taxes, resulting in a blended tax rate benefit of 28.8% and (1.0%) for the year end June 28, 2015 and the nine months ended March 27, 2016, respectively, representing the estimated combined effective U.S. federal, state, and foreign statutory rates. However, the effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities.

(K)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined basic and diluted weighted-average shares, after giving effect to the exchange ratio. The historical basic and diluted weighted average shares of KLA-Tencor are assumed to be replaced by the shares expected to be issued by Lam Research to effect the merger as follows:

	Year Ended June 28, 2015	Nine months ended March 27, 2016
Pro Forma Weighted Average Shares (Basic)
Weighted Average Shares (Basic)	159,629	158,605
Issued ordinary shares as consideration for KLA-Tencor shares	81,141	77,961
Restricted stock units vested during the period	693	693

Pro Forma Weighted Average Shares (Basic)	241,463	237,259

Pro Forma Weighted Average Shares (Diluted)
Pro Forma Weighted Average Shares (Basic)	241,463	237,259
Unvested restricted stock units	1,068	1,068
Lam Research dilution	17,438	15,724

Pro Forma Weighted Average Shares (Diluted)	259,969	254,051

Pro Forma Basic Earnings Per Share
Pro Forma Income	367,955	694,821
Basic Weighted Average Shares Outstanding	241,463	237,259

Pro Forma Basic Earnings Per Share	$1.52	$2.93

Pro Forma Diluted Earnings Per Share
Pro Forma Income	367,955	694,821
Diluted Weighted Average Shares Outstanding	259,969	254,051

Pro Forma Diluted Earnings Per Share	$1.41	$2.73

7. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets:

The following reclassifications have been made in the presentation of the historical consolidated financial statements to conform to the combined presentation:

•	$51.8 million of unearned revenue in current liabilities reclassified to deferred system profit

•	$51.1 million of unearned revenue in non-current liabilities reclassified to other non-current liabilities

(A)	Represents the use of the anticipated combined company cash balance reflecting the new debt financing of $4.2 billion to fund a portion of the estimated merger consideration, as described in Note 4. Additionally, estimated transaction costs and debt issuance costs, anticipated to be paid concurrently with the closing of the merger are included in the net cash outflow as follows:

(in thousands)
Cash proceeds of new debt	$4,205,983
Cash consideration paid	(4,983,108)
Termination of existing KLA-Tencor term loans	(616,250)
Transaction costs paid	(33,786)

Net cash outflow	$(1,427,161)

(B)	Inventory—To record the difference between the historical book value and preliminary estimated fair values of KLA-Tencor inventory acquired in the transaction. No corresponding adjustments have been recorded in the unaudited pro forma condensed combined statement of operations as the step-up in inventory value is not expected to be recurring.

(C)	Debt issuance costs—Reflects the recognition of capitalized debt issuance costs of $17.0 million associated with anticipated borrowings to fund the merger, with $3.7 million classified in other current assets and $13.3 million classified in other long-term assets.

(D)	Deferred tax assets and liabilities—To record adjustments to deferred tax balances related to the change in fair values in connection with acquisition accounting and the recording of purchased intangible assets as well as the assumed equity awards:

(in thousands)
Changes in temporary differences:
Decrease in deferred tax assets of certain stock-based awards	$(12,271)
Decrease to noncurrent deferred tax asset related to combined entity reporting	(62,817)
Decrease to noncurrent deferred tax liability related to combined entity reporting	62,817
Establish deferred tax liability for the increase in the basis of identified acquired intangible assets	(1,361,897)
Establish deferred tax liability for the increase in the basis of acquired inventory	(145,902)
Establish deferred tax liability for the increase in the basis of acquired property and equipment	(38,216)
Establish deferred tax liability related to decrease in deferred profit	(75,575)
Establish deferred tax asset for accrued expenses	(39,062)

$(1,672,923)

Total change from the unaudited pro forma condensed combined balance sheet:
Net change in current portion of deferred tax assets	$(197,479)
Net change in long-term portion of deferred tax assets	(62,817)
Net change in long-term portion of deferred tax liabilities	(1,404,116)

$(1,664,412)

(E)	Property and equipment—To record the difference between the historical book value and preliminary estimated fair values of KLA-Tencor real property acquired in the transaction.

(F)	Goodwill—To eliminate KLA-Tencor’s historical goodwill and record the preliminary estimate of goodwill for the acquisition of KLA-Tencor.

(in thousands)
Estimated transaction goodwill	$5,568,587
Eliminate KLA-Tencor’s historical goodwill as of March 27, 2016	(335,205)

Total	$5,233,382

(G)	Intangible assets—To record the difference between the historical amounts of KLA-Tencor net intangible assets and preliminary fair values of KLA-Tencor intangible assets acquired. These estimated fair values and useful lives are considered preliminary and are subject to change at the closing date of the transaction. Accordingly, the estimates related to deferred taxes are also subject to change. Changes in fair value or useful lives of the acquired intangible assets may be material. Determination of the estimated remaining useful lives of the individual categories of intangible assets was based on the nature of the applicable intangible asset and the expected future cash flows to be derived from the intangible asset. The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed using the straight-line method. Reflects adjustments to the following:

(in thousands, except years)	Estimated Average Useful Lives (years)	Estimated Fair Value March 27, 2016	Net Book Value March 27, 2016	Pro Forma Adjustment (BS)
Order backlog	less than 1	$90,000	—	$90,000
Developed technology	9	2,890,000	3,999	2,886,001
In-process research and development	—	80,000	—	80,000
Customer relationships	7	2,750,000	1,318	2,748,682

Total		$5,810,000	$5,317	$5,804,683

(H)	Deferred revenue— To record the difference between the historical book value and preliminary estimated fair values of KLA-Tencor deferred revenue. No corresponding adjustments have been recorded in the unaudited pro forma condensed combined statement of operations as the impact is not expected to be recurring.

(I)	New issuance of long-term debt—To reflect adjustments to current and long-term debt for anticipated borrowings to fund the KLA-Tencor Merger. The adjustments to current and long-term debt are summarized as follows:

As of March 27, 2016
(in thousands)
Term loans	$1,530,000
Revolving line of credit	293,000
Bond issuance	2,400,000

Anticipated new debt financing	$4,223,000

Current portion of new debt financing	$369,500
Long-term portion of new debt financing	3,853,500

(J)	Equity—To eliminate KLA-Tencor historical stockholder’s equity.

(K)	Common stock—To record the issuance of common stock.

(L)	Historical term loans—To eliminate $616.3 million of principal, related to KLA-Tencor’s term debt that will be extinguished at, or near, the merger date.

(M)	Transaction costs—To record estimated costs related directly to the transaction of approximately $52.2 million, including estimated investment banking, legal and accounting fees, and other external costs directly related to the merger.

(N)	Long-term debt—To eliminate debt issuance costs related to historical KLA-Tencor debt assumed as part of the transaction.

(O)	Long-term debt—To record the difference between the historical book value and preliminary estimated fair values of KLA-Tencor long-term debt in the transaction.

(P)	Additional paid in capital—To reflect the preliminary fair value of equity awards that were considered to be vested for accounting purposes as part of consideration transferred.

(Q)	Accrued dividends payable—To reflect the payment of accrued dividends related to unvested equity awards with dividend equivalent rights that are expected to vest upon the close of the transaction.

(R)	Inter-company transactions—To eliminate accounts receivable and deferred profit resulting from transactions occurring between Lam Research and KLA-Tencor.

(S)	Deferred profit—To reclassify system credits from other current liabilities to deferred revenue in order to conform to Lam’s accounting policy.

Helpful Definitions:

•	“Agreement and Plan of Merger and Reorganization” or the “merger agreement” refers to the Agreement and Plan of Merger and Reorganization, dated as of October 20, 2015, by and among Lam Research, KLA-Tencor, Topeka Merger Sub 1 and Topeka Merger Sub 2;

•	“bridge commitment letter” refers to the Commitment Letter, dated October 20, 2015, among Lam Research, Goldman Sachs Bank USA, Goldman Sachs Lending Partners, LLC and Lam Research, as amended by the Joinder Agreement, dated November 10, 2015, among Lam Research, JPMorgan Chase Bank, N.A., Barclays Bank PLC, Citigroup Global Markets Inc., BNP Paribas, Deutsche Bank AG Cayman Islands Branch, Mizuho Bank, Ltd., The Bank of Tokyo-Mitsubishi UFG, Ltd., Wells Fargo Bank, N.A., DBS Bank Ltd., HSBC Bank USA, N.A., PNC Capital Markets LLC, and SunTrust Bank;

•	“continuing service provider” refers to an individual who will continue in the service of Lam Research or KLA-Tencor as of the effective time of the merger;

•	“First Merger” refers to the merger of Topeka Merger Sub 1 with and into KLA-Tencor, with KLA-Tencor being the surviving entity;

•	“five-trading day VWAP” refers to the volume-weighted average price of Lam Research common stock over a five-day trading period ending approximately two days before the closing of the merger;

•	“GAAP” refers to U.S. Generally Accepted Accounting Principles;

•	“Lam Research” refers to Lam Research Corporation, a Delaware corporation;

•	“Lam Research common stock” refers to Lam Research common stock, par value $0.001 per share;

•	“Lam Research RSU” refers to a restricted stock unit representing a right to receive Lam Research common stock;

•	“KLA-Tencor” refers to KLA-Tencor Corporation, a Delaware corporation;

•	“KLA-Tencor common stock” refers to KLA-Tencor common stock, par value $0.001 per share;

•	“KLA-Tencor RSU” refers to a restricted stock unit outstanding at the effective time of the merger, representing a right to receive shares of KLA-Tencor common stock;

•	“merger” refers to the First Merger and the Second Merger;

•	“revolving credit agreement” refers to the Amendment and Restatement Agreement, dated November 10, 2015, among Lam Research, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto, which amends and restates Lam Research’s existing unsecured Credit Agreement, dated as of March 12, 2014, as amended, among Lam Research and the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, BNP Paribas, Barclays Bank PLC, Citibank, N.A. and Deutsche Bank Securities Inc., as co-documentation agents, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint bookrunners and joint lead arrangers;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“Second Merger” refers to the merger of KLA-Tencor, as the surviving entity of the First Merger, with and into Topeka Merger Sub 3 (as permitted assignee of Topeka Merger Sub 2), with Topeka Merger Sub 3 being the surviving entity;

•	“term loan agreement” refers to the Amended and Restated Term Loan Agreement, dated as of May 13, 2016, among Lam Research, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders party thereto, which amends and restates the Term Loan Agreement, dated November 10, 2015, among Lam Research, JPMorgan Chase Bank, N.A., as administrative agent, Goldman Sachs Bank, USA, JPMorgan Chase Bank, N.A., Barclays Bank PLC and Citibank, N.A., as joint bookrunners and joint lead arrangers, and the lenders and other agents named therein;

•	“Topeka Merger Sub 1” refers to Topeka Merger Sub 1, Inc., a Delaware corporation and a wholly owned subsidiary of Lam Research;

•	“Topeka Merger Sub 2” refers to Topeka Merger Sub 2, Inc., a Delaware corporation and a wholly owned subsidiary of Lam Research; and

•	“Topeka Merger Sub 3” refers to Topeka Merger Sub 3, Inc., a Delaware corporation and a wholly owned subsidiary of Lam Research.